8% SUBORDINATED CONVERTIBLE DEBENTURE
  DUE DECEMBER 31, 2003

  CHYRON CORPORATION

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.


  Melville, New York
  $
  No.
  December 31, 1998


  FOR VALUE RECEIVED, the undersigned, CHYRON CORPORATION, a New York
  corporation (the "Company"), hereby promises to pay to           or its
  permitted assigns (the "Holder") the principal sum of Dollars ($ ), together with interest thereon at the rate provided herein, and payable on the terms set forth below. This Debenture is one of an issue of Debentures of the Company designated as its 8% Subordinated Convertible Debentures Due December 31, 2003 (the "Debentures").

  SECTION 1.  INTEREST; PAYMENT OF INTEREST AND PRINCIPAL.

  1.1 Interest. This Debenture shall bear interest on the outstanding principal amount from the date hereof (the "Issue Date"), until this Debenture is converted, exchanged, redeemed or paid in full, at an annual rate of 8% (computed on the basis of a 365-day year) (the "Interest Rate"). Interest on this Debenture shall be payable quarterly or the first day of each April, July, October, and January commencing April 1, 1999, or upon conversion, exchange, redemption or at maturity of this Debenture, whichever occurs first.

  1.2 Principal. The principal on this Debenture shall be paid upon maturity of this Debenture, unless it has been converted, exchanged, or redeemed in accordance with its terms prior thereto.

  1.3 Maturity. All principal and unpaid interest on this Debenture shall be due on December 31, 2003 (the "Maturity Date").

  1.4 Manner of Payment. All payments of principal and interest shall be made in lawful money of the United States of America at the time of any such payment either by wire transfer to the account designated by the Holder for such purpose or by check mailed to the Holder at the address shown in the register maintained by the Company for such purpose, at the option of the Holder.

  1.5  Subordination.

  (a) Upon any distribution of assets of the Company in connection with any dissolution, winding-up or liquidation of the Company (whether or not in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors) or any other marshaling of the assets and liabilities of the Company or upon the reorganization of the Company, the holders of Senior Indebtedness (as hereinafter defined) shall first be entitled to receive payment in full in money or money's worth, in accordance with the terms of such Senior Indebtedness, of all sums due in respect thereto, before the Holder shall be entitled to receive from the Company any payment hereunder and, upon such dissolution, winding-up, liquidation, marshaling of assets or reorganization, any payment from the Company to which the Holder would otherwise be entitled, except for the provisions hereof, shall be made by the person making such payment or distribution, whether an officer of the Company, an assignee, a trustee in bankruptcy, debtor in possession, a receiver or liquidating trustee or otherwise (which person is hereby directed to make payment) to the holders of Senior Indebtedness to the extent necessary to pay in full in money or money's worth all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and to the full extent necessary for that purpose, the Holder hereby assigns to the holders of Senior Indebtedness all of the Holder's rights to any payments or distributions to which the Holder otherwise would be entitled from the Company.

  (b) For purposes of this Debenture, the term "Senior Indebtedness" shall mean Indebtedness (as hereinafter defined) of the Company whether outstanding on the Issue of this Debenture or thereafter created, incurred, assumed or guaranteed (including, without limitation, interest that accrues on or after the filing of a petition in bankruptcy or for reorganization, if a claim for post-petition interest is allowed in such proceeding), except for: (i) any Indebtedness outstanding after the date of this Debenture as to which, by the express terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior or superior in right of payment to the Debentures, (ii) the Debentures, (iii) any Indebtedness of the Company owed to any Subsidiary or to any Affiliate of the Company, (iv) Indebtedness incurred in connection with the purchase of goods, assets, materials or services in the ordinary course of business or representing amounts recorded as accounts payable, trade payables or other current liabilities on the books of the Company (other than the current portion of any long-term Indebtedness of the Company that but for this clause (iv) would constitute Senior Indebtedness), and (v) any Indebtedness of or amount owed by the Company to employees for services rendered to the Company.

  (c) "Indebtedness" is defined as, with respect to any person, any of the following (without duplication): (i) the principal of, premium, if any, and interest on and all other amounts owing with respect to any indebtedness (including any such indebtedness representing any deferred payment obligation for the payment of the purchase price of property or assets) of such person for money borrowed or evidenced by bonds, indentures, debentures or similar obligations, including any guaranty by such person of any indebtedness for money borrowed of any other person, whether any such indebtedness or guaranty is outstanding on the date of this Debenture or is thereafter created, assumed or incurred, (ii) the principal of, premium, if any, and interest on and all other amounts owing with respect to any indebtedness for money borrowed, incurred, assumed or guaranteed by such person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets, (iii) lease obligations which such person capitalizes in accordance with generally accepted accounting principles and (iv) any amounts payable by such person under or in respect of any interest rate exchange agreement, interest rate swap agreement or other similar agreement entered into in respect of all or any portion of the above.

  (d) "Subsidiary" or "Subsidiaries" shall mean any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest and in which such ownership interest entitles the Company to elect a majority of the Board of Directors or similar governing body.

  (e) "Affiliate" shall have the meaning set forth in Rule 144 promulgated under the Securities Act of 1933, as amended.

  (f) Moreover, should it become necessary in any bankruptcy or other proceedings or in connection with any assignment for the benefit of the Company's creditors or the execution by the Company of any other creditor's agreement, or the dissolution of or the winding up of the Company's business, for the Holder to file one or more claims against the Company on account of or arising hereunder, the Holder will file such claim or claims and will assign to the holders of Senior Indebtedness the Holder's rights thereunder. If for any reason the Holder does not file such claim or claims, any holder of Senior Indebtedness shall have the right as the Holder's agent and attorney-in-fact, to sign and file such proof of claim in the Holder's name, or in the discretion of such holder of Senior Indebtedness, to assign the claim to and to file proof thereof in the name of the holders of Senior Indebtedness or their nominee.

  (g) If, notwithstanding anything herein to the contrary, upon any such dissolution, winding-up, liquidation, marshaling of assets or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or security shall be received by the Holder before all Senior Indebtedness is paid in full in money or money's worth, such payment or distribution shall be held in trust by the Holder and, immediately upon notice to such effect from any holder of Senior Indebtedness, turned over by the Holder for payment on all Senior Indebtedness remaining until all such Senior Indebtedness shall have been paid in full in money or money's worth, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

  (h) Neither the payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions hereof, nor the payment to the holders of Senior Indebtedness from the Holder pursuant to the provisions hereof, shall be deemed, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the Holder, a payment by the Company to or on account of the Holder; it being understood that the provisions hereof are intended solely for the purposes of defining relative rights of the Holder on the one hand, and the holders of Senior Indebtedness on the other hand; and, except as otherwise expressly set forth herein, nothing contained herein is intended to or shall abrogate the obligations of the Company to pay the Holder or to affect the relative rights of the Holder and the creditors of the Company other than the holders of Senior Indebtedness.

  (i) Until there shall occur a default under Senior Indebtedness (which shall include the occurrence of any event or existence of any circumstances as a result of which any amount is due and payable under any guarantee thereof), the Holder shall be entitled to receive and retain any payment of principal or interest made by the Company in respect of its obligations under this Debenture. In the event of and during the continuance of any such default, no payment of the principal of or interest on the Debenture shall be made by the Company or, to the extent made by the Company, retained by Holder. Specifically, except with the written consent of the holder or holders of all of the then-outstanding principal amount of Senior Indebtedness, the Holder may take no action against the Company to enforce payment of this Debenture (i) unless and until the holders of Senior Indebtedness shall have received payment in full of all principal and interest on such Senior Indebtedness, and/or (ii) for so long as there is any obligation, absolute or contingent, under any guarantee of such Senior Indebtedness; provided, however, that nothing herein shall be deemed to affect the time at which an event of default occurs under the terms of the documents evidencing Senior Indebtedness.

  (j) The Holder shall have no right of subrogation until such Senior Indebtedness has been paid in full. The subordination shall be effective notwithstanding the presence or absence of security granted to the holder of Senior Indebtedness with respect to its enforcement of any rights against the Company or against any security, or the intentional or unintentional release, waiver or compromise of any such claim.

  1.6 Priority. The Debentures shall be equal to, or pari passu with, the Private Placement Debentures, as defined herein, with respect to any distribution of assets of the Company in connection with any dissolution, winding-up or liquidation of the Company.

  SECTION 2   EVENTS OF DEFAULT

  2.1 Nature of Events. An "Event of Default" shall exist if any of the following occurs and is continuing:

  (a) Failure to pay interest on this Debenture on or before the date such payment is due and such failure to pay remains uncured for a period of 10 days after such date (whether or not such payment is prohibited by Section 1.5);

  (b) Failure to pay principal on this Debenture on or before the date such payment is due (whether or not such payment is prohibited by Section 1.5);

  (c) Failure to perform or observe any other covenant or agreement of the Company contained in this Debenture which remains uncured for the period and after the notice specified below and the holders of more than 50% in principal amount of the Debentures then outstanding notify the Company of the default and the Company does not cure the default within 45 days after receipt of the notice, which notice must specify the default, demand that it be remedied and the state that the notice is a "Notice of Default;"

  (d) A custodian, receiver, liquidator or trustee of the Company, or of any of its property, is appointed or takes possession and such appointment or possession remains in effect for more than 60 days; or the Company is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Company; or any of the property of the Company is sequestered by court order and the order remains in effect for more than 60 days; or an involuntary petition is filed against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after filing;

  (e) The Company files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

  (f) The Company makes an assignment for the benefit of its creditors, or generally fails to pay its obligations as they become due, or consents to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of the Company or all or any substantial part of its property;
  or

  2.2  Default Remedies.

  (a) In case an Event of Default (other than an Event of Default described in paragraphs (d), (e) and (f)) has occurred and is continuing, the holders of Debentures, by notice to the Company from the holders of more than 50% of the principal amount of the Debentures then outstanding, may declare the principal of the Debentures, plus accrued interest, to be immediately due and payable, and upon any such declaration such principal and accrued interest shall become due and payable immediately. In case an Event of Default described in paragraphs (d), (e) and (f) occurs, such amounts will become due and payable without any declaration or any act on the part of the holders of the Debentures. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of at least 50% of the principal amount of the Debentures then outstanding as provided herein.

  (b) No course of dealing or delay or failure on the part of the Holder to exercise any right under this Section 2.2 shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company will pay or reimburse the Holder, to the extent permitted by law, for all costs and expenses, including but not limited to reasonable attorneys' fees, incurred by it in collecting any sums due on this Debenture or in otherwise enforcing any of its rights.

  (c) The holders of more than 50% in principal amount of the outstanding Debentures may on behalf of the holders of all Debentures waive certain past defaults, except a default in payment of principal of or interest on any Debenture, or in respect of certain provisions of the Debentures which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby in accordance with Section 6.5.

  SECTION 3.     CONVERSION

  3.1 Conversion Privilege. Subject to and upon compliance with the provisions of this Section 3, at the option of the Holder, this Debenture or any portion of the principal amount thereof, may, at any time and from time to time, be converted into fully paid and nonassessable whole shares of Common Stock of the Company, at the Conversion Price (as defined herein) in effect at the date of such conversion.

  3.2 Manner of Exercise of Conversion Privilege. To exercise the conversion privilege, the Holder shall surrender this Debenture, together with a written conversion notice, in the form attached hereto, to the Company at its principal office. This Debenture or portion thereof shall be deemed to have been converted immediately prior to the close of business on the date of receipt of such Debenture and notice by the Company, even if the Company's stock transfer books are on that date closed, and the Holder, or the nominee or nominees of such Holder, shall be treated for all purposes as the record holder of the shares of Common Stock deliverable upon such conversion as of the close of business on such date. Promptly after receipt by the Company of this Debenture and proper notice, the Company shall issue and deliver, at its expense, to the Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of its Common Stock due on such conversion. Interest shall accrue on the unpaid principal amount of this Debenture converted to the date of conversion, and the Company shall pay such interest at the time of conversion; provided, however, that in the case of a conversion of only a portion of the outstanding principal amount of this Debenture, the Company shall execute and deliver to the Holder (or its nominee or nominees), at the expense of the Company, a replacement Debenture in a principal amount equal to and in exchange for the unconverted portion of such Debenture and dated and bearing interest from the date to which interest has been paid on such Debenture or dated the date of such Debenture if no interest has been paid thereon.

  3.3 Fractional Shares. No fractional shares of Common Stock shall be issued, at any time, upon conversion of this Debenture. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of this Debenture, the Company shall pay a cash adjustment in respect of such fractional interest (in accordance with the Conversion Price, as defined herein, then in effect). The Holder, by its acceptance thereof, expressly waives any right to receive any fractional share upon conversion of this Debenture.

  3.4 Conversion Price. The conversion price (the "Conversion Price") at which Common Stock shall be issuable upon the conversion of this Debenture shall initially be $2.466 (which amount is 120% of the average of the closing prices of the Common Stock, as such prices were reported by the New York Stock Exchange, for the ninety (90) trading days immediately preceding the initial Issue Date) in principal amount of this Debenture for each share of Common Stock; provided, however, that the Conversion Price and the conversion terms shall be subject to adjustment as follows:

  (a) In the event the Company should at any time or from time to time after the Issue Date, fix a record date for the effectuation of a forward split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents"), without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Debenture shall be increased in equal proportion to such increase of outstanding shares of Common Stock.

  (b) If the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of this Debenture shall be decreased in equal proportion to such decrease in outstanding shares of Common Stock.

  3.5 Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3.4(a), then, in each such case for the purpose of this Section 3.5, the Holder, upon conversion of this Debenture, shall be entitled to a proportionate share of any such distribution as though it were the holder of the number of shares of Common Stock of the Company into which this Debenture was then convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

  3.6 Fundamental Change. In the event that the Company shall be a party to (i) any recapitalization or reclassification of the Common Stock (other than a change in par value or as a result of a subdivision or combination of the Common Stock); (ii) any consolidation or merger of the Company with or into another corporation as a result of which holders of Common Stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for Common Stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding Common Stock); (iii) any sale or transfer of all or substantially all of the assets of the Company; or (iv) any compulsory share exchange, pursuant to any of which holders of Common Stock shall be entitled to receive other securities, cash or other property (each, a "Fundamental Change"), then appropriate provision shall be made so that the holder of each Debenture then outstanding shall have the right thereafter to convert such Debentures only into the kind and amount of the securities, cash or other property that would have been receivable upon such Fundamental Change by a holder of the number of shares of Common Stock issuable upon conversion of such Debenture immediately prior to such Fundamental Change at the Conversion Price (subject to adjustment pursuant to Section 3.4).

  3.7 No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder of this Debenture against impairment.

  3.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the then outstanding principal amount of this Debenture.

  3.9 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, the Company shall mail to the Holder, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

  3.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the aggregate principal amount of the Debentures such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the then outstanding aggregate principal amount of the Debentures; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the then outstanding aggregate principal amount of the Debentures, in addition to such other remedies as shall be available to the Holder, the Company will promptly take all reasonable corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.


  SECTION 4.  REDEMPTION

  4.1 Call Provision. This Debenture may be redeemed by the Company at any time or from time to time commencing one year from the Issue Date, at the Company's option, in whole or in part, upon written notice to the registered Holder hereof at their last registered address, for the principal of this Debenture, plus accrued and unpaid interest to the redemption date. Notice of redemption having been given as provided in Section 4.2, the Debentures to be redeemed, shall, on the redemption date, become due and payable at the redemption price therein specified, and from and after such date (unless the Company shall default in the payment of the redemption price and any accrued but unpaid interest) such Debentures shall cease to bear interest and the Company shall have no further obligation under such Debentures.

  4.2 Notice of Redemption. Notice of redemption shall be given, in accordance with Section 5.4 hereof, not less than fifteen (15) nor more than forty-five (45) days prior to the redemption date, to each registered Holder of Debentures to be redeemed, at such Holder's address in the register maintained by the Company. All notices of redemption shall state: (a) the redemption date, (b) the redemption price, (c) if less than all the outstanding Debentures are to be redeemed, the principal amounts of the Debentures to be redeemed, (d) that on the redemption date the redemption price will become due and payable upon each Debenture (or portion thereof) to be redeemed and that interest thereon will cease to accrue on and after such said date, (e) the Conversion Price, the date on which the right to convert the principal of the Debentures to be redeemed will terminate and the manner in which such Debentures may be surrendered for conversion, and
  (f) the manner in which the Debentures are to be surrendered for payment of the redemption price.

  4.3 Deposit of Redemption Price. On or prior to any redemption date, the Company shall segregate and hold in trust an amount of money sufficient to pay the redemption price of, and accrued but unpaid interest on, all Debentures to be redeemed on that date other than any Debentures called for redemption on that date which have been converted prior to the date of such deposit. If any Debenture called for redemption is converted, any money so segregated and held in trust for redemption of such Debenture(s) shall be discharged from such trust.

  4.4 Debentures Redeemed in Part. Any Debenture which is to be redeemed only in part shall be surrendered to the Company at its principal office. In such instance, the Company shall execute and deliver to the Holder (or its nominee(s)), at the expense of the Company, a replacement Debenture in a principal amount equal to and in exchange for the unredeemed portion of such Debenture.

  SECTION 5.     EXCHANGE

  5.1 Exchange Privilege. Subject to and upon compliance with the provisions of this Section 5, at the sole option of the Holder, this Debenture, in whole but not in part, may be, subject to Section 5.3 hereof, exchanged for a like principal amount of any series of convertible subordinated debentures which the Company may issue pursuant to a private placement, through a placement agent, within 180 days from the Issue Date (the "Private Placement Debentures").

  5.2 Manner of Exercise of Exchange Privilege. The Company shall notify each Holder of its intent to issue the Private Placement Debentures by giving written notice at least 15 days prior to the issue date of the Private Placement Debentures. If the Holder intends to exchange this Debenture then it shall surrender this Debenture, together with a written exchange notice in the form attached hereto, to the Company at its principal office within ten (10) days from the date of the Company's notice. This Debenture shall be deemed to have been exchanged immediately into the Private Placement Debenture on the first date of issue of such debenture. Promptly after receipt by the Company of this Debenture and proper notice, the Company shall issue and deliver, at its expense, to the Holder, a certificate representing the Private Placement Debenture for which this Debenture was exchanged. Interest shall accrue on the unpaid principal amount of this Debenture to the date immediately prior to the issuance of the Private Placement Debenture, and the Company shall pay such interest at the time of exchange.

  5.3  Limitation of Exchange.

  (a) In the event that the exchange would, in the sole discretion of the Company, result in the Company being required to obtain shareholder approval of the transaction under which this Debenture is issued or the Private Placement Debenture transaction under the rules of the New York Stock Exchange, then the Holder's ability to exchange this Debenture shall be limited to such amount, if any (as determined solely by the Company), which would not result in the Company being required to obtain shareholder approval of such transaction. In the case of an exchange of only a portion of the outstanding principal amount of this Debenture (pursuant to this Section 5.3(a)), the Company shall execute and deliver to the Holder, at the expense of the Company, a replacement Debenture in a principal amount equal to and in exchange for the unexchanged portion of this Debenture. In no event shall the Company be obligated to exchange this Debenture for a debenture which would cause the Company to be required to obtain shareholder approval.

  (b) In the event that the Private Placement Debenture transaction is consummated, in the sole discretion of the Company, pursuant to a exemption under the Act for which the Holder hereof does not qualify, or, in the sole discretion of the Company, the Private Placement Debentures contain a term or condition which the Holder hereof does not qualify for, then, in exchange for this Debenture, the Holder hereof shall be entitled to receive a debenture as substantially similar to the Private Placement Debentures as practicable under the circumstances (as determined by the Company). By way of example, but not limitation, in the event that the Private Placement Debentures contain provisions, which make them eligible for the NASD PORTAL Market, and the Company, in its sole discretion, determines that the Holder hereof is not eligible for such provision or exemption, then the Holder shall be issued a debenture which does contain such provision but is otherwise identical in all other material respects to the Private Placement Debentures. In no event shall the Company be obligated to issue to the Holder hereof in exchange for this Debenture a debenture which, in the sole discretion of the Company (i) would cause Company to be ineligible to consummate the Private Placement Debenture transaction, or (ii) which contains a term or condition which the Holder hereof does not qualify for.


  SECTION 6.  MISCELLANEOUS

  6.1 Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Debenture, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Debenture, except as expressly provided in this Debenture. This Debenture may not be assigned by the Holder hereof without the written consent of the Company.

  6.2 Governing Law. This Debenture shall be governed by, and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York, without giving effect to the laws of such State governing conflicts of laws.

  6.3 Headings. The titles and subtitles used in this Debenture are used for convenience only and are not to be considered in construing or interpreting this Debenture.

  6.4 Notices. All notices, authorizations, demands or requests required or permitted to be delivered to any party in connection with this Debenture shall be in writing and shall be deemed to have been duly given if personally delivered, if sent by facsimile transmission (with receipt confirmed by automatic transmission report), if sent by a nationally-recognized overnight courier with charges prepaid, if sent by registered or certified mail, return receipt requested and postage prepaid (or by the most nearly comparable method if mailed from or to a location outside the United States), addressed as follows:

  If to the Company, to:

  Chyron Corporation
  5 Hub Drive
  Melville, New York 11747
  Attn: President
  Fax: (516) 845-5210

  With copies (which copies shall not constitute notice) to:

  Camhy Karlinsky & Stein LLP
  1740 Broadway
  New York, New York 10019
  Attn: Robert S. Matlin, Esq.
  Fax: 212-977-8389

  If to the Holder, to: the address shown in the register maintained by the Company for such purpose; or to such other address as the party to whom the notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this Section 6.4. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile transmission (with receipt confirmed by automatic transmission report), on the date of such transmission, (iii) in the case of a nationally-recognized overnight courier, on the next business day after the date when delivered to such courier, and (iv) in the case of mailing (or by the most nearly comparable method if mailed from or to a location outside the United States), on the third business day following that on which the piece of mail containing such communication is posted; provided, however, that three additional business days shall be added to the time any notice or communication sent from or to a location outside the United States shall be deemed to have been received in (iii) or (iv) above.

  6.5 Amendments and Waivers. Any term of this Debenture may be amended or supplemented and the observance of any term of this Debenture may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and at least a majority in principal amount of the outstanding Debentures; provided, however, that without the consent of each Holder of the Debentures affected, an amendment, waiver or supplement may not (i) extend the final maturity of any Debenture; (ii) reduce the principal amount of any Debenture; (iii) reduce the rate or extend the time of payment of any interest on any Debenture; (iv) impair or affect the right of any Holder of any Debenture to institute suit for the payment or conversion of any Debenture; (v) change the currency for payment of principal of, or interest on, any Debenture; or
  (vi) materially and adversely affect the right to convert the Debentures in accordance herewith; and further, provided, however, that an amendment, waiver or supplement may not reduce the percentage of Debentures, the consent of the Holders of which is required for any such supplemental indenture or waiver, without the consent of the Holders of all Debentures then outstanding.

  6.6 Severability. If one or more provisions of this Debenture are held to be unenforceable under applicable law, such provision shall be excluded from this Debenture and the balance of this Debenture shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

  6.7 Replacement of Debenture. If the Holder loses this Debenture, the Company shall issue an identical replacement Debenture to the Holder upon the Holder's delivery to the Company of a customary agreement to indemnify the Company for any losses resulting from issuance of the replacement Debenture.

  6.8  Unsecured.  This Debenture is an unsecured obligation of the Company.


  IN WITNESS WHEREOF, CHYRON CORPORATION has caused this Debenture to be dated, executed and issued on its behalf by its officer or officers thereto duly authorized.

  CHYRON CORPORATION
  Attest:


  By: /s/Daniel I. DeWolf       By: /s/Dawn Johnston
  Name: Daniel I. DeWolf        Name: Dawn Johnston
  Title: Secretary              Title: Chief Financial Officer


  FORM OF
  NOTICE OF CONVERSION OF
  8% SUBORDINATED CONVERTIBLE DEBENTURE
  OF CHYRON CORPORATION


  Chyron Corporation
  5 Hub Drive
  Melville, New York 11747
  Attention: President


  Dear Sir:

  I am the Holder of Chyron Corporation 8% Subordinated Convertible Debenture
  number    (the "Debenture").  As of the date hereof, $          aggregate
  principal amount of the Debenture remains unconverted.

  I hereby give notice to Chyron Corporation (the "Company") of my desire and
  intent to convert $         aggregate principal amount of the Debenture into
  common stock, par value $.01 per share, of the Company in accordance with the provisions of Section 3 of the Debenture.



  Very truly yours,



  Date:                         Name:


  FORM OF
  NOTICE OF EXCHANGE OF
  8% SUBORDINATED CONVERTIBLE DEBENTURE
  OF CHYRON CORPORATION


  Chyron Corporation
  5 Hub Drive
  Melville, New York 11747
  Attention: President


  Dear Sir:

  I am the Holder of Chyron Corporation 8% Subordinated Convertible Debenture
  number     (the "Debenture").  I hereby give notice to Chyron Corporation
  (the "Company") of my desire and intent to exchange the Debenture into the Private Placement Debentures in accordance with the provisions of Section
  5 of the Debenture.

  Very truly yours,



  Date:                    Name: